Exhibit 99.1
LCA-Vision Completes Existing Share Repurchase Plan,
Announces New Share Repurchase Plan and Increases Dividend
Cincinnati, November 22, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, announced today that it recently completed its existing share repurchase plan. Under the plan, the company repurchased a total of 1,000,000 shares between May 17, 2005 and November 21, 2006 for approximately $38.5 million at an average price per share of $38.52. In addition, the board of directors authorized a new share repurchase plan, and increased the quarterly dividend payment.
At a meeting held yesterday, the board of directors approved a new share repurchase plan under which up to $50 million of LCA-Vision common shares may be repurchased. As of September 30, 2006, LCA-Vision had approximately 20.8 million shares outstanding, and cash equivalents and short-term investments of approximately $130.0 million. Under this new authorization, the company may purchase shares from time to time at prevailing prices in the open market, subject to market conditions, and as permitted by securities laws and other legal requirements.
The board also declared a quarterly dividend in the amount of $0.18 per share payable on December 12, 2006 to shareholders of record on December 5, 2006. This represents an increase of $0.06 per share or a 50% increase over the $0.12 dividend paid in each of the last four quarters.
Steven C. Straus, LCA-Vision’s chief executive officer commented, “The board’s decision to authorize a new share repurchase plan and increase the quarterly dividend by 50% is a reflection of their confidence in the company’s financial strength and future growth potential, and also shows their commitment to a balanced cash deployment strategy. We believe that the purchase of our common stock represents an attractive opportunity for the company and for shareholders, and is one of the best uses of our substantial cash position. The dividend increase represents the third annual increase since we first initiated a dividend in August of 2004. We are pleased to reward shareholders with some of the cash flow we are generating from our solid financial performance.”
Forward-Looking Statements
This news release may contain forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties faced, please refer to our filings with the Securities and Exchange Commission including, but not limited to, our Forms 10-K and 10-Q.

About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 58 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com